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               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
                 SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK OF
                       CITADEL COMPUTER SYSTEMS INCORPORATED

        (Pursuant to Section 151(g) of the Delaware General Corporation Law)

The undersigned does hereby certify:

     (a) that he is, and at all times mentioned herein was, the duly elected and acting Chief Executive Officer and Secretary of Citadel Computer Systems Incorporated, a Delaware corporation (the "Company");

     (b) that the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the Company's board of directors (the "Board of Directors") to adopt resolutions fixing the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any series of Preferred Stock, and the Board of Directors has delegated such authority to its executive committee (the "Executive Committee"); and

     (c) the Executive Committee adopted the following resolutions at a meeting held on November 7, 1997:

     WHEREAS, the Certificate of Incorporation authorizes a class of stock designated Preferred Stock (the "Preferred Stock"), comprising 1,000,000 shares, par value $0.01 per share, provides that such Preferred Stock may be issued from time to time in one or more series, and vests authority in the Board of Directors of the Company to fix or alter the voting powers, designations, preferences and relative, participating, optional or other special rights, rights and terms of redemption, the redemption price or prices and the liquidation preferences of any wholly unissued series of Preferred Stock within the limitations set forth in the Delaware General Corporation Law, and the Board of Directors has delegated such authority to the Executive Committee;

     WHEREAS, the Company has outstanding 50 shares of the Company's authorized Preferred Stock, consisting of shares of Series B Preferred Stock;

     WHEREAS, there remains 999,950 shares of the Company's authorized but unissued Preferred Stock eligible for designation by the Company with respect to new series thereof;

     WHEREAS, the Company proposes to make an offering of up to 15,000 shares of a new series of Preferred Stock (the "Offering"); and

     WHEREAS, it is the desire of the Company to designate a series of Preferred Stock and to fix the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in connection with the Offering;

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     NOW, THEREFORE, BE IT RESOLVED, that the Company, does hereby designate
15,000 shares of authorized but unissued Preferred Stock as Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock"), and does hereby fix the voting powers, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof as follows:

Part 1.   GENERAL.

     All shares of Series C Preferred Stock will be identical with each other in all respects. All of the shares of Series C Preferred Stock will be junior to any security specifically ranking by its terms senior to the Series C Preferred Stock, prior to the Company's Common Stock as set forth herein, and senior to any class or series of capital stock hereafter created not specifically ranking by its terms senior to or on a parity with the Series C Preferred Stock, and of such rank as to any other outstanding series of Preferred Stock of the Company as to dividends and distributions upon liquidation, dissolution or winding up, as shall be provided in the resolutions of the Board of Directors or the Executive Committee of the Company creating such other series, subject in each case to the conditions contained herein.

Part 2.  DIVIDENDS.

     The holder of each issued and outstanding share of Series C Preferred Stock shall be entitled to receive dividends at a rate of $8.00 per share per annum, when and as declared by the Board of Directors of the Company. No dividends (other than those payable solely in shares of Common Stock of the Company) shall be paid on or declared and set apart for any Common Stock or series of Preferred Stock that is subordinate to the Series C Preferred Stock so long as any shares of Series C Preferred Stock are outstanding, unless, at the same time, an equivalent or greater dividend or distribution is declared or paid or set apart, as the case may be, on the Series C Preferred Stock, payable on the same day as if fully converted into Common Stock pursuant to Part 4. At the sole option of the Company, dividends on each share of Series C Preferred Stock may be paid in either (a) cash out of the assets at the time legally available for such purposes, or (b) shares of Common Stock in an amount determined by dividing (x) the amount of the dividend payable thereon, by (y) the Conversion Price (as defined in Part 4 hereof) in effect on the dividend declaration date. No dividends shall be paid on the Series C Preferred Stock at such time as such payment would violate the laws of the State of Delaware.

Part 3.  LIQUIDATION PREFERENCE.

     (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series C Preferred Stock then issued and outstanding shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, prior and in

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preference to any payment or distribution and setting apart for payment or distribution of any of the net assets or surplus funds of the Company to the holders of the Common Stock or any series of Preferred Stock with a liquidation preference subordinate to the Series C Preferred Stock, an amount (the "Liquidation Preference") for each share of Series C Preferred Stock then held by them equal to $100 per share (the "Stated Value") plus accrued dividends. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series C Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to that of the Series C Preferred Stock, in proportion to the shares of Series C Preferred Stock or other such series of Preferred Stock then held by them.

     (b) If the assets and funds of the Company available for distribution to the Company's stockholders exceed the aggregate Liquidation Preferences payable to the holders of Series C Preferred Stock pursuant to paragraph 3(a) above, then after the payments required by paragraph 3(a) shall have been made or irrevocably set apart for payment, such assets or funds shall be distributed among the holders of Common Stock and subordinate Preferred Stock.

     (c) (i) A consolidation or merger (within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended) of the Company with or into one or more other corporations or other business organizations, (ii) the sale, lease or transfer of all or substantially all of the assets of the Company, or (iii) any other form of corporate reorganization in which outstanding shares of the Company are exchanged for or converted into cash, securities of another corporation or business organization or other property, which in any such case shall not in fact result in a liquidation (in whole or in part) of the Company and the distribution of its assets to its stockholders shall not be deemed or treated as a liquidation, dissolution or winding up of the Company within the meaning of Part 3.

Part 4.  CONVERSION AND REDEMPTION.

     The holders of Series C Preferred Stock will have the following conversion and redemption rights:

     (a) RIGHT TO CONVERT. Each share of Series C Preferred Stock shall be convertible, on and after the Conversion Dates and at the Conversion Ratio set forth below, into fully paid and non-assessable shares of Common Stock.

     (b) METHOD OF CONVERSION. Subject to paragraph (c) below, each holder of Series C Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice to the Company by the execution and delivery to it of a Notice of Conversion in substantially the form attached as Annex A hereto. Notice may be given by

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telecopy to the Company at 512.520.9293, attention Steven B. Solomon, CEO.
The date on which a Notice of Conversion is received by the Company shall be a "Notice Date". The Company shall use its reasonable best efforts to issue and deliver within five business days after receipt of the Notice of Conversion and the certificate or certificates for the shares of Series C Preferred Stock, with proper endorsement if necessary, from the holder electing conversion, a certificate or certificates representing the number of shares of Common Stock to which the holder shall be entitled to upon the conversion.

     (c) CONVERSION DATE. The Series C Preferred Stock shall become convertible into shares of Common Stock at any time commencing one hundred twenty (120) days after the closing date for the original issuance of the Series C Preferred Stock (the "Conversion Date"); provided, that the Company, in its sole discretion, may permit conversions prior to the Conversion Date.

     (d) CONVERSION RATIO. In addition to such shares of Common Stock as may be issued upon the election of the Company pursuant to Part 2 above as dividends, each share of Series C Preferred Stock shall be convertible into the number of shares of Common Stock according to the following formula:

                                       N X 100
                                  ----------------
                                  Conversion Price

where:

N = the number of shares of Series C Preferred Stock for which conversion is elected.

Conversion Price = the lesser of (i) $0.75 per share or (ii) product of (x) the average closing bid price as reported on the Nasdaq system (or on such other national securities exchange or automated quotation system on which the Common Stock is then primarily traded) of the Common Stock for the five consecutive trading days immediately preceding the Notice Date and (y) (1)
 .80 if the Notice Date is within the first six months following the date of issuance, (2) .75 if the Notice Date is between six and twelve months following the date of issuance, or (3) .70 if the Notice Date is after twelve months following the date of issuance.

     (e) REDEMPTION. The Company may redeem all or any portion of the Series C Preferred Stock at any time if the price of the stock is less than $1.50 per share upon conversion or otherwise at a redemption price (the "Redemption Price") for each share of Series C Preferred Stock to be redeemed equal to the Stated Value, plus a premium equal to (i) 20% if notice of redemption is given during the first six months following the date of issuance, (ii) 25% if notice of redemption is given between six and twelve months following the date of issuance, or (iii) 30% if notice of the redemption is given after twelve months following the date of issuance, together with all accrued dividends; provided, that the provisions of section
(f) below shall govern in the event of a redemption as of the maturity date.

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     (f)  AUTOMATIC CONVERSION OR REDEMPTION AT MATURITY.  Each share of
Series C Preferred Stock outstanding on the date three years after the date of issuance at the option of the Company shall be (i) converted into Common Stock on such date at a Conversion Ratio equal to 110% of the Stated Value per share where the Common Stock is valued at 100% of the closing bid price as of such date; or (ii) redeemed by the Company for cash in an amount equal to 110% of the Stated Value per share of the Series C Preferred Stock to be redeemed. The date three years after the date of issuance shall be deemed to be the Notice Date with respect to such conversion or redemption; provided however, if such date is not a day on which the Nasdaq system is open for trading or quotation, the deemed Notice Date shall be the next succeeding day on which the Nasdaq system is open for trading or quotation.

     (g) FRACTIONAL SHARES. No fractional share will be issued upon the conversion of any shares of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable on conversion of Series C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aggregation, the conversion would result in the issuance of a fractional share, the Company shall, in lieu of issuing any fractional share, round up or down any fractional share to the nearest whole share of Common Stock.

     (h)  ADJUSTMENT TO CONVERSION PRICE.

          (i) If, prior to the conversion of all shares of Series C Preferred Stock, the number of shares of Common Stock or Series C Preferred Stock is increased by a stock split, stock dividend, or similar event, or if the number of shares of Common Stock or Series C Preferred Stock is decreased by a combination, reclassification, reverse stock split, or similar event, the Board of Directors of the Company shall make an equitable adjustment in the Conversion Ratio, if necessary, to reflect such event in order to preserve substantially the initial Conversion Ratio. The Company will send to each holder of Series C Preferred Stock written notice of each change in the Conversion Ratio.

          (ii) If, prior to conversion of all shares of Series C Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or similar event, as a result of which shares of Common Stock will be changed into the same or a different number of shares of the same or different class or classes of stock or other securities of the Company or another entity, then holders of Series C Preferred Stock will thereafter have the right to purchase and receive upon conversion of shares of Series C Preferred Stock, on the basis and on the terms and conditions specified herein, and in lieu of shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and

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     receivable upon conversion of shares of Series C Preferred Stock had such event not taken place. In any case subject hereto, appropriate provision shall be made with respect to the rights and interests of the holders of Series C Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price and the number or type of shares issuable upon conversion of the Series C Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof.
     The Company shall not effect any transaction described in this subsection (ii) unless the successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the holders of Series C Preferred Stock shares of stock or securities, as in accordance with the foregoing, the holders of the Series C Preferred Stock may be entitled to purchase upon conversion.

     (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     (j) STATUS OF CONVERTED STOCK. Upon the Company receiving a Notice of Conversion for any shares of Series C Preferred Stock pursuant to this section, the shares covered by such Notice of Conversion shall no longer be deemed outstanding and all rights with respect to such shares shall cease and be canceled and such shares shall be returned to the status of authorized but unissued Preferred Stock of no designated class or series and shall not be issuable by the Company as Series C Preferred Stock.

Part 5.  VOTING RIGHTS.

     Except as otherwise expressly required by the Delaware General Corporation Law or as to any repeal, modification, or amendment to this Certificate of Designation, which repeal, modification, or amendment shall require the affirmative vote of the holders of at least a majority of the shares of Series C Preferred Stock outstanding, voting separately as a class, the holders of Series C Preferred Stock shall have no voting power whatsoever, and no holder of Series C Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the stockholders thereof, or be entitled to notification of any meeting of the Board of Directors or the stockholders.

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Part 6.  REPLACEMENT.

     Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder with indemnification provisions will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series C Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company or, in the case of any mutilation, upon surrender of such certificate, the Company will (at the holder's expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series C Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the shares of Series C Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

     FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the Series C Preferred Stock and fixing the number, powers, preferences and relative, optional, participating and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of such series, be deemed to be included in the Certificate of Incorporation of the Company pursuant to Sections 104 and 151 of the Delaware General Corporation Law.

     The undersigned further certifies that the authorized number of shares of Preferred Stock is 1,000,000 and that the number of shares of this series of Preferred Stock, the Series C Convertible Preferred Stock, none of which has been issued, is 15,000.

     IN WITNESS WHEREOF, Citadel Computer Systems Incorporated has caused this Certificate to be executed by its duly authorized representative as of November 7, 1997.

CITADEL COMPUTER SYSTEMS INCORPORATED

By:  /s/ Steven B. Solomon
     --------------------------------
     Steven B. Solomon,
     Chief Operating Officer


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                                      ANNEX A

                                NOTICE OF CONVERSION

   (To be Executed by the Registered Holder to Convert Series C Preferred Stock)

     The undersigned hereby irrevocably elects to convert $____________ or ____________ shares of Series C Preferred Stock into shares of Common Stock of Citadel Computer Systems Incorporated (the "Company") according to the conditions hereof, as of the date written below. The undersigned represents and warrants that (i) all of the requirements of Regulation S promulgated under the Securities Act of 1933, as amended (the "Securities Act"), applicable to the undersigned have been complied with by the undersigned and
(ii) the undersigned has not engaged in any transaction or series of transactions that is a part of or a plan or scheme to evade the registration requirements of the Securities Act.

Date of Conversion*   ______________________

Applicable Conversion Price  ________________

Dollar amount or Shares   ___________________


Signature   ______________________________

Name and Address:

__________________________
__________________________
__________________________
__________________________

*The original certificate representing shares of Series C Preferred Stock and this Notice of Conversion must be received by the Company by the fifth business day following the Date of Conversion.

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